Exhibit 99.1

WMG Acquisition Corp. Announces Launch of

Senior Secured Notes Offering

New York, NY – November 17, 2021 – Warner Music Group Corp. (“Warner Music Group” or “WMG”) announced today that through its wholly owned subsidiary WMG Acquisition Corp. (the “Company”) it has commenced a private offering (the “Offering”) of $535 million aggregate principal amount of senior secured notes (the “Notes”).

The Company intends to use the net proceeds of the Offering to fund a portion of the aggregate cash consideration for potential acquisitions by the Company of certain music and music-related assets, or if any of such potential acquisitions are not completed, for general corporate purposes. The Company may also use the net proceeds of the Offering to redeem all or a portion of the Notes (so long as, in the case of a partial redemption, at least $250 million of the Notes remain outstanding following such redemption) at any time on one or more occasions on or prior to the fifth business day following December 20, 2021 by giving notice at least five business days prior to such time at the special optional redemption price equal to the issue price of the Notes plus 1% of the principal amount thereof together with accrued and unpaid interest on such Notes from the date of issuance to but excluding the redemption date.

The Notes will be offered in a private offering exempt from the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”). The Notes will be offered only to qualified institutional buyers pursuant to Rule 144A and to certain persons outside the United States pursuant to Regulation S, each under the Securities Act.

The Notes will not be and have not been registered under the Securities Act and may not be offered or sold within the United States absent registration or an applicable exemption from the registration requirements.

This announcement is not an offer to purchase, a solicitation of an offer to sell or purchase, or a solicitation of an offer to sell or purchase securities with respect to the Notes and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom such an offer, solicitation or sale would be unlawful. The Offering is being made only by the offering circular being sent to prospective investors.

Forward-Looking Statements

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding expectations as to the completion of the Offering and the use of proceeds from the Offering. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. More information about Warner Music Group and other risks related to Warner Music Group are detailed in Warner Music Group’s most recent annual report on Form 10-K and its quarterly reports on Form 10-Q and current reports on Form 8-K as filed with the Securities and Exchange Commission. Warner Music Group does not undertake an obligation to update forward-looking statements.

Additional factors that may affect future results and conditions are described in Warner Music Group’s filings with the SEC, which are available at the SEC’s web site at www.sec.gov or at Warner Music Group’s website at www.wmg.com.

SOURCE: WMG

Media Contact:

James Steven

James.Steven@wmg.com

Investor Relations Contact:

Kareem Chin

Kareem.Chin@wmg.com

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